                                                                   EXHIBIT 10.17



[INSERT date]

NAME
STREET ADDRESS
CITY, STATE ZIP

Dear [INSERT name],

I am pleased to offer you the position of [INSERT title] at iPass Inc. Your base salary will be [INSERT semi-monthly salary] semi-monthly, plus benefits, including the option of participating in our 401(k) Plan. If annualized, this amount equals [INSERT annualized salary]. [INSERT this sentence if adding annual bonus: "In addition, there will be an annual bonus of $?, paid on a quarterly basis upon successful completion of quarterly objectives".] [INSERT this sentence if adding a sign-on bonus: "In addition, there is a sign on bonus of $? that is reimbursable to iPass if you leave within the first year".] [In addition, you shall receive a lump-sum payment of $X (minus the appropriate taxes) to assist with relocation expenses.]

Pending the approval of the Board of Directors of iPass, you will receive options to purchase [INSERT number of shares] shares of iPass' common stock, subject to a four-year vesting schedule and other restrictions, as described in the employee shareholder documents you will receive. To offer you potential substantial tax savings and maximum flexibility in tax planning, you may elect to exercise your unvested options provided that they remain subject to repurchase by the company. The company will provide a loan to cover the exercise costs at the minimum legally required interest rate.

Also, in the event that the company undergoes a change of control and you are subsequently terminated, other than for cause, or leave for "Good Reason" as defined in the attachment to this letter, within 12 months of the change of control, the vesting of the above stock options shall be accelerated by 24 months from the change of control. All acceleration shall be subject to the 280G provisions attached to this letter.

iPass offers its employees health, dental, vision, life, AD&D, and short term and long term disability insurance. The health & dental plans provide you with several options regarding your care. Please read the enclosed information about the options available to you. You may call Levie Tarantino with any questions about health insurance or any other iPass benefits (650-318-0428).

If you accept this offer, the terms described in this letter shall be the terms of your employment. Any additions or modifications of these terms must be in writing and signed by yourself and the Chairman of iPass. Your employment pursuant to this offer is contingent on you executing the enclosed Proprietary Information and Inventions Agreement, the Employment Agreement, and upon you providing iPass with the legally required proof of your identity and authorization to work in the United States.

Employment with iPass is at the will of each party and is not for a specific term and can be terminated by you or by the company at any time for any reason, with or without cause. Any contrary representations which may have been made or which may be made to you are superseded by this offer. This offer is valid until [INSERT day, month] at 5:00 pm. Please signify your acceptance by signing and dating below and returning this offer letter to Levie Tarantino or myself. This offer can be faxed to (650) 237-7322.

[INSERT name], your acceptance of our offer represents a unique opportunity for us both to grow and succeed. We all want to thank you in advance for your faith in us, and for the commitment you have made to our common vision. Finally, we all look forward to working and building iPass with you!

Welcome aboard,                             Accepted





--------------------------------            --------------------------------
Michael H. Mansouri, Chairman & CEO         [INSERT name]


--------------------------------            -----------------     --------------
[INSERT hiring manager name, title]         Date                  Start Date 0/0/00


                                       2